[July   , 2015]

HCIM Trust
6601 Six Forks Road, Suite 340
Raleigh, NC 27615

Hatteras Alternative Mutual Funds Trust
c/o U.S. Bancorp Funds Services, LLC
P.O. Box 701
Milwaukee, WI 53201

Re:	Agreement and Plan of Reorganization by and between HCIM Trust and Hatteras Alternative Mutual Funds Trust, dated [ , 2015]

Ladies and Gentlemen:

You have asked for our opinion as to certain Federal income tax consequences of transactions contemplated in the above Agreement and Plan of Reorganization (the “Reorganization Agreement”).

Background

HCIM Trust (“HCIM”) is a Delaware statutory trust consisting of one investment portfolio, the Hatteras Disciplined Opportunity Fund (the “Disciplined Opportunity Fund”).  The Hatteras Alternative Mutual Funds Trust (“HAMFT”) is a Delaware statutory trust consisting of multiple investment portfolios, one of which is the Hatteras Disciplined Opportunity Fund (the “Successor Disciplined Opportunity Disciplined Opportunity Fund”).  HCIM and HAMFT are open-end investment management companies registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended.  The Successor Disciplined Opportunity Fund is newly formed and has no existing shareholders or assets.

On this date, the Disciplined Opportunity Fund will transfer all of its assets and liabilities to the Successor Disciplined Opportunity Fund in exchange for shares in the Successor Disciplined Opportunity Fund.  The Disciplined Opportunity Fund will then distribute the Successor Disciplined Opportunity Fund shares to the holders of Disciplined Opportunity Fund shares in exchange for those Disciplined Opportunity Fund shares, in liquidation of the Disciplined Opportunity Fund, and the existence of the Disciplined Opportunity Fund will be terminated.  All of the above steps will constitute the “Transaction.”  After this date, the Successor Disciplined Opportunity Fund will continue the investment operations of the Disciplined Opportunity Fund.

For purposes of this opinion, we have relied on certain written representations of officers of HCIM and HAMFT, copies of which are attached hereto, and have assumed those representations to be true.  We have also assumed that the Reorganization Agreement has been duly authorized by the parties, and the appropriate documents have been filed with the appropriate government agencies.

HCIM Trust
Hatteras Alternative Mutual Funds Trust
[July   , 2015]

All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Reorganization Agreement.

Conclusions

Based upon the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Department regulations currently in effect, current published administrative positions of the Internal Revenue Service, and judicial decisions, and upon the assumptions and representations referred to herein and the documents provided to us by you (including the Form N-14 Registration Statement Under The Securities Act of 1933 dated [July   , 2015] (the “Registration Statement”), and the Reorganization Agreement), and subject to the limitations set forth below, it is our opinion that, for Federal income tax purposes:

(1)
the Transaction will constitute a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Code, and the Disciplined Opportunity Fund and the Successor Disciplined Opportunity Fund will each be a party to a reorganization within the meaning of Section 368(b) of the Code;

(2)
no gain or loss will be recognized by the Acquired Fund upon the transfer of all of its assets to the Successor Disciplined Opportunity Fund in exchange solely for the Successor Disciplined Opportunity Fund shares and the assumption by the Successor Disciplined Opportunity Fund of the Disciplined Opportunity Fund’s liabilities or upon the distribution of the Successor Disciplined Opportunity Fund shares to the Disciplined Opportunity Fund’s shareholders in exchange for their shares of the Disciplined Opportunity Fund;

(3)
no gain or loss will be recognized by the Successor Disciplined Opportunity Fund upon the receipt by it of all of the assets of the Disciplined Opportunity Fund in exchange solely for Successor Disciplined Opportunity Fund shares and the assumption by the Successor Disciplined Opportunity Fund of the liabilities of the Disciplined Opportunity Fund.

(4)
the adjusted tax basis of the assets of the Disciplined Opportunity Fund received by the Successor Disciplined Opportunity Fund will be the same as the adjusted tax basis of such assets to the Disciplined Opportunity Fund immediately prior to the Transaction;

HCIM Trust
Hatteras Alternative Mutual Funds Trust
[July   , 2015]

(5)
the holding period of the assets of the Disciplined Opportunity Fund received by the Successor Disciplined Opportunity Fund will include the holding period of those assets in the hands of the Disciplined Opportunity Fund immediately prior to the Transaction;

(6)
no gain or loss will be recognized by the shareholders of the Disciplined Opportunity Fund upon the exchange of their Disciplined Opportunity Fund shares for the Successor Disciplined Opportunity Fund shares (including fractional shares to which they may be entitled) received in the Transaction and the assumption by the Successor Disciplined Opportunity Fund of the liabilities of the Disciplined Opportunity Fund;

(7)
the aggregate adjusted tax basis of the Successor Disciplined Opportunity Fund shares received by the shareholders of the Disciplined Opportunity Fund (including fractional shares to which they may be entitled) pursuant to the Transaction will be the same as the aggregate adjusted tax basis of the Disciplined Opportunity Fund shares held by the Disciplined Opportunity Fund’s shareholders immediately prior to the Transaction;

(8)
the holding period of the Successor Disciplined Opportunity Fund shares received pursuant to the Transaction by the shareholders of the Disciplined Opportunity Fund (including fractional shares to which they may be entitled) will include the holding period of the Disciplined Opportunity Fund shares surrendered in exchange therefor, provided that the Disciplined Opportunity Fund shares were held as a capital asset on the Closing Date.

This opinion represents our best legal judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court concerning the issues discussed herein.  We express no opinion relating to any Federal income tax matter except on the basis of the facts described above.  We also express no opinion regarding any costs relating to the Transaction.  Additionally, we express no opinion on the tax consequences under foreign, state or local laws.  In issuing our opinion, we have relied solely upon existing provisions of the Code, existing and proposed regulations thereunder, and current administrative positions and judicial decisions.  Such laws, regulations, administrative positions and judicial decisions are subject to change at any time.  Any such change could affect the validity of the opinion set forth above.  Also, future changes in Federal income tax laws and the interpretation thereof can have retroactive effect.

HCIM Trust
Hatteras Alternative Mutual Funds Trust
[July   , 2015]

We hereby consent to the filing of the form of this opinion as an exhibit to the N-14 Registration Statement and to the reference to us under the heading “INFORMATION ABOUT THE REORGANIZATION– Tax Consequences” in the Proxy-Prospectus.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

DRINKER BIDDLE & REATH LLP